Exhibit 10.2
2007 OFFICER SEVERANCE PLAN
1. Purpose.
     The Tekelec 2007 Officer Severance Plan (this “Plan”) is intended to provide severance benefits to salaried officers of Tekelec (“Tekelec” or the “Company”) who shall become eligible for benefits under this Plan. The purpose of this Plan is to provide certain benefits to Eligible Officers during the transition period following involuntary loss of employment under circumstances outlined in this Plan. The provisions herein are being offered and provided at the sole discretion of the Company. This Plan is effective May 21, 2007.
2. Definitions.
     As used herein, the terms identified below shall have the meanings indicated:
     (a) “Administrator” means the Compensation Committee of the Board of Directors of the Company (or such other committee as may be appointed by the Board to administer this Plan); and, in the absence of any such committee, shall mean the Board of Directors of the Company.
     (b) “Annual Compensation” means the Eligible Officer’s highest regular rate of annual base salary paid by the Company during the calendar year in which the effective date of termination occurs (or such other date specified herein), plus target bonus (computed as the product of the Eligible Officer’s most recent preset annual bonus percentage of base salary and such base salary), commissions and incentive compensation for such calendar year and excluding automobile allowances, pension payments, 401(k) matching contributions, gains realized in connection with the exercise of a stock option or participation in a stock option or purchase program, employer contributions for benefits, relocation payments, expense reimbursements, noncash compensation and similar payments.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cause” Termination by Tekelec of an Eligible Officer’s employment for “Cause” means termination as a result of:
(i)	willful refusal or failure to follow one or more important Company policies;

(ii)	any conduct amounting to gross incompetence;

(iii)	any absence (excluding vacations, illnesses or leaves of absence) from work for more than five consecutive work days or chronic absences from work (also excluding vacations, illnesses or leaves of absence), all of which are neither authorized, justified nor excused;

(iv)	refusal or failure, after written notice and reasonable time to comply, to perform material, appropriate duties;

(v)	refusal, after written notice and reasonable time to comply, to obey any lawful resolution of the Board;

(vi)	embezzlement, misappropriation of any property or other asset of the Company (other than de minimis properties or assets) or misappropriation of a corporate opportunity of the Company;

(vii)	offer, payment, solicitation or acceptance in violation of Company policy or law of any bribe, kickback or item of value with respect to the Company’s business;

(viii)	conviction of the Eligible Officer for or the entering of a plea of nolo contendere with respect to any felony whatsoever or for any misdemeanor involving moral turpitude;

(ix)	any act or failure to act by the Eligible Officer that is widely reported in the general or trade press or otherwise and which achieves a general notoriety and which act or failure to act involves conduct that is illegal or generally considered immoral or scandalous;

(x)	any willful material breach of the Eligible Officer’s obligations to the Company under any nondisclosure or proprietary agreement with or on behalf of the Company or any material unauthorized disclosure of any important and confidential information of the Company;

(xi)	unlawful use (including being under the influence) or possession of illegal drugs on Company premises; or

(xii)	death or long-term disability.
     (e) “Change in Control” A “Change in Control” of the Company shall be deemed to have occurred at such time as (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes after the effective date of this Plan the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of 12 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (iii) the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iv) the shareholders of the Company approve a plan of liquidation of the Company;

or (v) the closing of the sale or disposition (other than in the ordinary course of business) by the Company of all or substantially all of the Company’s assets (or any transaction having essentially the same effect).
     (f) “Change in Control Severance Allowance” means the aggregate gross amount of severance payments determined in accordance with Section 6(c) of this Plan to be paid to an Eligible Officer who is entitled to receive such severance benefits under this Plan.
     (g) “Change in Control Severance Period” means the period of time designated in Section 6(f) herein.
     (h) “Code” means the Internal Revenue Code of 1986, as amended.
     (i) “Eligible Officers” mean only those duly elected or appointed officers of the Company that (i) are expressly designated as ‘Eligible Officers’ by the Board for the purposes of this Plan pursuant to resolutions duly adopted by the Board, (ii) receive written notice of their status as designated Eligible Officers under the Plan, and (iii) provide service in their capacity as officers of the Company on or following the effective date of the Plan.
     (j) “Employment Period” means the aggregate period of time during which an individual has been employed as a duly elected or appointed officer (other than solely as Chairman of the Board, Secretary and/or Assistant Secretary) by the Company prior to the Termination Date.
     (k) “General Severance Allowance” means the aggregate gross amount of severance payments determined in accordance with Section 4(a) of this Plan to be paid to an Eligible Officer who is entitled to receive such severance benefits under this Plan.
     (l) “General Severance Period” means the period of time designated in Section 4(b) herein.
     (m) “Good Reason” means, without the express written consent of the Eligible Officer, the occurrence after, or concurrently in connection with, a Change of Control of the Company of any of the following conditions, provided the Eligible Officer provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition and the Company fails to remedy the condition within 30 days of receipt of such notice:
(i)	a reduction by the Company (or the surviving and controlling company if other than the Company (the “Acquiror”)) in the Eligible Officer’s annual base salary as in effect on the date immediately prior to the Change in Control of the Company;

(ii)	the Company or the Acquiror requiring the Eligible Officer to be based for six months or more at a Company office more than 50 miles from the Company’s offices at which such Eligible Officer was principally employed immediately prior to the date of the Change in Control of the Company except for required and appropriate travel on the Company’s or the

Acquiror’s business to an extent substantially consistent with the Eligible Officer’s business travel obligations immediately prior to the Change in Control of the Company;

(iii)	the assignment to the Eligible Officer of duties substantially inconsistent with the position in the Company that such Eligible Officer held immediately prior to the Change in Control of the Company, or a significantly adverse change in the nature or status of the officer’s responsibilities or the conditions of the Eligible Officer’s employment from those in effect immediately prior to such Change in Control;

(iv)	the failure by the Company or the Acquiror to continue in effect any compensation or benefit plan or perquisites in which the Eligible Officer participates immediately prior to the Change in Control of the Company which is material to the Eligible Officer’s total compensation, unless an at least equally beneficial arrangement (embodied in an ongoing, substitute or alternative plan) has been made with respect to such plan, or the failure by the Company or the Acquiror to continue such Eligible Officer’s participation therein (or in such ongoing, substitute or alternative plan) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of the Eligible Officer’s participation relative to comparably situated participants, as existed immediately prior to such Change in Control;

(v)	the failure by the Company or the Acquiror to continue to provide the Eligible Officer with benefits substantially similar to those enjoyed by such Eligible Officer under any of the Company’s life insurance, medical, dental, accident, or disability plans in which the Eligible Officer was participating immediately prior to such Change in Control of the Company or the taking of any action by the Company or the Acquiror which would directly or indirectly materially reduce any such benefits; or

(vi)	failure of the Acquiror to offer employment to the Eligible Officer at least ten days prior to a Change in Control on terms and conditions generally no less favorable than the terms and conditions of the Eligible Officer’s employment in effect with the Company immediately prior to the Change in Control.
     (n) “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder. The Company shall determine whether an Eligible Officer is a Specified Employee by applying reasonable, objectively determinable identification procedures set forth in a resolution of the Board issued before December 31, 2007. In the event such procedures are not so established, the identification date for purposes of determining the Company’s key employees shall be December 31.

     (o) “Termination Date” means the date on which an Eligible Officer has a separation from service with the Company.
3. Eligibility.
     (a) Eligible Officers. Only Eligible Officers shall be eligible to receive benefits under this Plan.
     (b) Qualifying Terminations. Tekelec will pay severance benefits under Section 4 of this Plan on account of the termination of an Eligible Officer’s employment with Tekelec only if the conditions set forth in Section 5 are fulfilled, the termination is non-temporary and attributable to one of the following conditions, and in the case of the conditions described in Sections 3(b)(v) and (vi), below, the Eligible Officer provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition and the Company fails to remedy the condition within 30 days of receipt of such notice:
(i)	the result of a reduction in force (an involuntary separation without Cause and due to elimination of position or a layoff of personnel);

(ii)	the result of Tekelec’s belief that the Eligible Officer is unable to fulfill or is not fulfilling the requirements of or should not hold an officer position for a reason other than for Cause;

(iii)	the result of such Eligible Officer having submitted to the Company his/her written resignation or offer of resignation (even if such indicates that such resignation is “voluntary”) upon and in accordance with (A) the request by the Board in writing or pursuant to a duly adopted resolution of the Board or (B) with respect to all Eligible Officers other than the Chief Executive Officer of the Company, the written request of the Chief Executive Officer of the Company;

(iv)	the result of a divestment by Tekelec of the operating unit in which such Eligible Officer works and which unit is sold, conveyed or transferred to another corporation or entity (whether in connection with a sale of assets, stock or other form of transaction) and the Eligible Officer is not offered employment by the acquiring corporation or entity on substantially the same or comparable terms and conditions as his/her employment with Tekelec;

(v)	the result of an otherwise voluntary separation following the Company requiring the Eligible Officer to be based more than 50 miles from the Company’s offices at which such Eligible Officer was principally employed and such Eligible Officer declines to relocate except for required and appropriate travel on the Company’s business consistent with the Eligible Officer’s prior business travel obligations;

(vi)	the result of an otherwise voluntary separation within 30 days following a greater than 10% reduction by the Company of the Eligible Officer’s annual base salary as in effect from time to time; or

(vii)	for the convenience of Tekelec or otherwise for any reason other than one or more of the reasons set forth in Section 3(c).
     (c) Nonqualifying Terminations. Notwithstanding Section 3(b), Tekelec will not be obligated to pay severance benefits to an Eligible Officer if the termination is the result of:
(i)	voluntary separation (a separation, including retirement, initiated by the Eligible Officer), other than a voluntary separation pursuant to Section 3(b)(iii), and (v)-(vi) hereof;

(ii)	voluntary retirement, whether early retirement, retirement at normal retirement age or retirement following normal retirement age;

(iii)	the Company having terminated such Eligible Officer’s employment for Cause; or

(iv)	the removal of an Eligible Officer from one or more officer positions but such Eligible Officer is offered and accepts (and continuing to work at the Company in such new officer position shall, among other methods, be a method of acceptance) one or more other officer positions (other than merely Secretary or Assistant Secretary) at the Company.
4. Amount and Payment of Benefits.
     (a) General Severance Compensation. Unless otherwise provided in Section 6 herein, an Eligible Officer who is entitled to receive severance benefits under this Plan shall receive a General Severance Allowance in an amount equal to the product of (i) such Eligible Officer’s highest rate of Annual Compensation during the Employment Period and (ii) a percentage determined in accordance with the following table:

Officer Position Held at Termination	General Percentage
CEO	200%
President, CFO, COO, or EVP	150%
SVP, Chief Strategy and Business Development Officer, or President/GM of a Business Unit or Division	130%
VP, CAO, or CIO	100%

     (b) Method of Payment. Any General Severance Allowance will be paid in equal monthly installments, less all applicable withholding taxes, over the Eligible Officer’s General Severance Period as determined in accordance with the following table:

Officer Position Held at Termination	General Severance Period
CEO	24 months
President, CFO, COO, EVP or SVP	18 months
Chief Strategy and Business Development Officer, President and GM of a Business Unit or Division, VP, CAO, or CIO	12 months
          The installment payments will commence ten days after the effective date of the Agreement required under Section 5 of this Plan; however, if the terminated Eligible Officer is a Specified Employee, any payment which would otherwise occur within the first six months following the Eligible Officer’s Termination Date shall be made in a lump sum, with interest accruing at a reasonable rate from the Termination Date, on the first day of the seventh month immediately following the Termination Date to the extent necessary for the Eligible Officer to avoid adverse tax consequences under Code Section 409A. In the event the requirements of Section 5 of this Plan are waived, the phrase “effective date of the Agreement” in this Section 4(b) shall be replaced with “Termination Date”.
     (c) Health Care Coverage Continuation. Tekelec (at its expense) will continue, for the duration of the Eligible Officer’s Severance Period, health care coverage for the terminated Eligible Officer and his/her family members who are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under Tekelec’s group health plan(s) generally available during such period to employees participating in such plans(s) and at levels and contribution rates and with coverage no greater than those provided to such terminated Eligible Officer as of the Termination Date. In the event the Eligible Officer and his or her family members become eligible for group health care coverage elsewhere on terms generally no less favorable to the Eligible Officer during the Severance Period, the Eligible Officer shall provide notice to Tekelec, and Tekelec reserves the right to discontinue paying for such coverage under Tekelec’s group health plans. Upon exhaustion of the later of the Eligible Officer’s Severance Period or the COBRA continuation period, or after Tekelec ceases paying for coverage (if applicable), such terminated Eligible Officer may elect coverage under a conversion health plan available under Tekelec’s group health plan(s) from the Company’s health insurance carrier if and to the extent he/she is entitled to do so as a matter of right under federal or state law. Any expense associated with the continuation of any health care coverage beyond the Eligible Officer’s Severance Period will be the sole responsibility of the terminated Eligible Officer.
     (d) Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, a terminated Eligible Officer shall have no right to continue his/her participation in any Tekelec benefit plan following such Eligible Officer’s termination. Without limiting the generality of the foregoing, a terminated Eligible Officer shall not be entitled to participate in the Company’s 401(k) Plan or any similar plan following his/her Termination Date.
     (e) Vacation Pay. A terminated Eligible Officer will be promptly paid for accrued and unused vacation entitlement on and through the Termination Date.
5. Condition Precedent to Severance Benefits.
     (a) Separation Agreement. Notwithstanding anything herein to the contrary and in consideration for and as a condition precedent to the payment of severance or any other benefits under this Plan, an Eligible Officer otherwise entitled to receive payments or benefits under this Plan shall, following his/her Termination Date, execute and deliver to the Company a written separation agreement (the “Agreement”), in substantially the form attached hereto as Attachment I. Except as otherwise provided in the last sentence of Section 5(b), an Eligible Officer shall not have any rights whatsoever to receive severance benefits under this Plan unless he or she timely executes and delivers to the Company the Agreement. The obligations set forth in the Agreement shall be in addition to any existing and continuing duties that such Eligible Officer may otherwise have under law to the Company as a result of his/her former capacity as an officer, employee, director, shareholder or otherwise.
     (b) Waiver. Not later than 20 days after an Eligible Officer’s Termination Date, the Company shall provide such Eligible Officer with the Agreement for his/her execution. Unless such Agreement is duly executed and returned by the Eligible Officer to the Company within 21 days after he or she receives it or the Eligible Officer correctly disputes or otherwise correctly disagrees with the Company’s determination of the severance payments payable under this Plan and has made a timely claim in accordance with Section 8(a) hereof, such Eligible Officer shall be deemed to have waived and forfeited his/her rights to severance payments and benefits under this Plan and the Company shall have no further obligations whatsoever to such Eligible Officer under this Plan. If the Company shall not provide the Agreement to the Eligible Officer within 20 days after such Eligible Officer’s Termination Date, the Company shall be deemed to have waived the condition set forth in this Section 5 and the Eligible Officer shall not be required to execute the Agreement as a condition to receiving any severance payments or other benefits under this Plan.
6. Change in Control Provisions.
     (a) Eligibility. In the event of a Change in Control of the Company, this Section 6 will apply in lieu of all the provisions contained in Section 4 herein. However, in the event that an Eligible Officer’s employment with the Company is terminated for any reason prior to the Change in Control of the Company, and subsequently a Change in Control of the Company occurs, such Eligible Officer shall not be entitled to any benefits under this Section 6 unless such termination was in connection with or otherwise directly because of such anticipated Change in Control.
     (b) Qualifying Termination. In the event that a Change in Control of the Company shall occur, Tekelec will pay the severance benefits provided in this Section 6 to an Eligible Officer who (i) elects to terminate his/her employment within one year (eighteen months in the case of an Eligible Officer who is a CEO, President, COO, CFO or EVP) of such Change in Control for

“Good Reason” or (ii) is terminated by the Company (or the Acquiror) without Cause within two years following the Change of Control of the Company.
     (c)  Change in Control Severance Compensation. An Eligible Officer who is entitled to receive severance benefits under Section 6(b) of this Plan shall receive, subject to Section 6(h), a Change in Control Severance Allowance in an amount equal to the product of (i) such Eligible Officer’s highest rate of Annual Compensation during the Employment Period and (ii) a percentage determined in accordance with the following table:

Officer Position Held at Termination	Change in Control Percentage
CEO	250%
President, CFO, COO or EVP	200%
SVP, Chief Strategy and Business Development Officer, or President/GM of a Business Unit or Division, VP, CAO, or CIO	150%
     (d) Method of Payment. Any Change in Control Severance Allowance will be paid in a lump sum, less all applicable withholding taxes, ten days after the effective date of the Agreement required under Section 5 of this Plan; however, if the terminated Eligible Officer is a Specified Employee, payment shall be made in a lump sum, with interest accruing at a reasonable rate from the Termination Date, on the first day of the seventh month immediately following the Termination Date to the extent necessary for the Eligible Officer to avoid adverse tax consequences under Code Section 409A. In the event the requirements of Section 5 of this Plan are waived, the phrase “effective date of the Agreement” in this Section 6(d) shall be replaced with “Termination Date”.
     (e) Health Care Insurance Continuation. If the terminated Eligible Officer and his/her family members elect to continue coverage under Tekelec’s group health plan(s) pursuant to COBRA, Tekelec will pay the applicable premium to continue such coverage until the last day of (i) the Eligible Officer’s Change in Control Severance Period or (ii) the COBRA coverage period, whichever date occurs first. Any expense associated with the continuation of any health care coverage beyond the Eligible Officer’s Change in Control Severance Period will be the sole responsibility of the terminated Eligible Officer. A terminated Eligible Officer (at his/her expense) may elect coverage under a conversion health plan available under Tekelec’s group health plan(s) from the Company’s health insurance carrier if and to the extent he/she is entitled to do so as a matter of right under federal or state law.
     (f) Change in Control Severance Period. Subject to any limitations set forth in Section 6(e), a terminated Eligible Officer’s Change in Control Severance Period will be determined in accordance with the following table:

Officer Position Held at Termination	CIC Severance Period
CEO	30 months
President, CFO, COO, or EVP	24 months
SVP, Chief Strategy & BDO, Pres/GM – BU or Div., VP, CAO, or CIO	18 months
     (g) Acceleration of Vesting. (i) If within two years following a Change in Control of the Company, an Eligible Officer’s employment with the Company (or the Acquiror) is terminated by the Company (or the Acquiror) without Cause, then all of such Eligible Officer’s then unvested options stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and other rights to purchase or acquire securities or other property of the Company or the Acquiror (including but not limited to any options or rights assumed by the Acquiror in connection with the Change in Control), other than any such options or rights that were granted after the effective date of the Change in Control, shall automatically vest and become immediately exercisable in full, and all of such Eligible Officer’s options SARs, RSUs and rights to purchase securities or other property of the Company and/or the Acquiror (other than any such options and rights that were granted after the effective date of the Change in Control, which options and rights shall be governed by the terms thereof) shall be exercisable for a period of one year following the effective date of such Eligible Officer’s termination of employment with the Company or the Acquiror, as the case may be (notwithstanding any terms or provisions to the contrary in any applicable stock option plan, stock option agreement or other plan or agreement); provided, however, that any such option or other right shall not be exercisable after the expiration of the term of such option or other right set forth in the option agreement or other agreement evidencing such right.
          (ii) If within one year (eighteen months in the case of an Eligible Officer who is a CEO, President, COO, CFO or EVP) following a Change in Control of the Company, an Eligible Officer terminates his/her employment with the Company (or the Acquiror) for “Good Reason,” then all of such Eligible Officer’s then unvested options SARs, RSUs and other rights to purchase or acquire securities or other property of the Company or the Acquiror (including but not limited to any options SARs, RSUs or rights assumed by the Acquiror in connection with the Change in Control), other than any such options SARs, RSUs or rights that were granted after the effective date of the Change in Control, shall automatically vest and become immediately exercisable in full, and all of such Eligible Officer’s options SARs, RSUs and rights to purchase securities or other property of the Company and/or the Acquiror (other than any such options and rights that were granted after the effective date of the Change in Control, which options and rights shall be governed by the terms thereof) shall be exercisable for a period of one year following the effective date of such Eligible Officer’s termination of employment with the Company or the Acquiror, as the case may be (notwithstanding any terms or provisions to the contrary in any applicable stock option plan, stock option agreement or other plan or agreement); provided, however, that any such option SAR, RSU or other right shall not be exercisable after the expiration of the term of such option SAR, RSU or other right set forth in the option agreement or other agreement evidencing such right.
          (iii) If in connection with a Change in Control of the Company, an Eligible Officer is not offered, prior to the effective date of such Change in Control, employment with the Acquiror after the effective date of the Change in Control on terms and conditions generally no less favorable to the Eligible Officer than the terms and conditions of his/her employment in effect with the Company immediately prior to the effective date of the Change in Control, then all of such Eligible Officer’s unvested options SARs, RSUs, and other rights to purchase or acquire the Company’s securities that are outstanding immediately prior to the effective date of the Change in Control shall automatically vest and become immediately exercisable in full, and all of such Eligible Officer’s options SARs, RSUs, and rights to purchase or acquire the Company’s securities that are outstanding immediately prior to the effective date of the Change in Control shall be exercisable for a period of one year following the effective date of such Change in Control (notwithstanding any terms or provisions to the contrary in any applicable stock option plan, stock option agreement or other plan or agreement); provided, however, that any such option, SAR, RSU or other right shall not be exercisable after the expiration of the term of such option SAR, RSU, or other right set forth in the option agreement or other agreement evidencing such right.
     (h) 280G. The provisions of this Section 6(h) will automatically lapse on the three-year anniversary of the Plan’s Effective Date unless otherwise renewed or extended by the Board of Directors of the Company by written resolution.
          (i) Gross-Up Payment. In the event any payment or benefit of any type by Tekelec to or for the benefit of an Eligible Officer who is a CEO, President, COO, CFO or EVP, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, exceeds the statutory limit under Code Section 280G by more than ten percent (10%) of such Eligible Officer’s base salary (determined without regard to bonuses, commissions, incentive compensation and similar non-base salary compensation) resulting in an excise tax imposed on the Eligible Officer by Code Section 4999 (or any similar tax that may hereafter be imposed) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then such Eligible Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Eligible Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Eligible Officer retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax imposed. Payment of the Gross-Up Payment shall be made by the end of the Eligible Officer’s taxable year next following the taxable year in which the related taxes are remitted to the taxing authority. However, if the terminated Eligible Officer is a Specified Employee, payment shall not occur earlier than the first day of the seventh month immediately following his/her Termination Date to the extent necessary for the Eligible Officer to avoid any adverse tax consequences under Code Section 409A.
          (ii) Modified Cap. In the event that any payment or benefits of any type by Tekelec to or for the benefit of an Eligible Officer who (1) is described in Section 6(h)(i) but is not eligible for a gross-up payment thereunder or (2) is a SVP, VP, Controller or CAO, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, would exceed the statutory limit under Code Section 280G and result in an excise tax imposed on the Eligible Officer by Code Section 4999 (or any similar tax that may hereafter be imposed), then such Eligible Officer shall receive, subject to the conditions of this Plan and in full satisfaction of his or her rights under this Plan, (A) such payment and benefits, or (B) an amount equal to the product of 2.99 and the Eligible Officer’s “base amount” (as defined in Code Section 280G), whichever yields the highest after-tax benefit to the Eligible Officer . In the event the benefit described under Section 6(h)(ii)(B) hereto yields the highest after-tax benefit, such amount shall be paid in a lump sum, less all applicable withholding taxes, ten days after the effective date of the Agreement required under Section 5 of this Plan; however, if the terminated Eligible Officer is a Specified Employee, payment shall be made in a lump sum, with interest accruing at a reasonable rate of interest from the Eligible Officer’s Termination Date, on the first day of the seventh month immediately following the Termination Date to the extent necessary for the Eligible Officer to avoid adverse tax consequences under Code Section 409A.. In the event the requirements of Section 5 of this Plan are waived, the phrase “effective date of the Agreement” in this Section 6(h)(ii) shall be replaced with “Termination Date”.
          (iii) Underpayment. If the amount of the Eligible Officer’s anticipated Excise Tax liability as determined at the time of his/her termination results in a Gross-Up Payment insufficient to satisfy the Eligible Officer’s actual Excise Tax liability, payment of any additional Gross-Up Payment to reconcile such deficiency will be made by the end of the Eligible Officer’s taxable year next following the taxable year in which such taxes are remitted to the taxing authority.
     (i) Overpayment. If, after the receipt by the Eligible Officer of an amount paid or advanced by Tekelec pursuant to this Section 6(h), the Eligible Officer becomes entitled to receive any refund with respect to such claim, the Eligible Officer shall promptly pay to Tekelec the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
     (j) Other Benefit Plans. Except as otherwise expressly provided in this Section 6 or as required by applicable law, a terminated Eligible Officer shall have no right to continue his/her participation in any Tekelec benefit plan following such officer’s termination. Without limiting the generality of the foregoing, a terminated Eligible Officer shall not be entitled to participate in the Company’s 401(k) Plan or any similar plan following his/her Termination Date.
     (k) Vacation Pay. A terminated Eligible Officer will be promptly paid for accrued and unused vacation entitlement on and through the Termination Date.
7. Administration of this Plan.
     This Plan is a top-hat welfare plan under the Employee Retirement Income Security Act of 1974. The Plan shall be interpreted and administered for the Company by the Administrator who shall also be the named fiduciary of this Plan. The Administrator shall administer this Plan in accordance with its terms and shall have all powers necessary to carry out this Plan’s provisions on behalf of the Company. The Administrator shall have discretionary authority on behalf of the Company to determine reasonably and in good faith all questions arising in the administration, interpretation and application of this Plan and to construe the terms of this Plan, including any disputed or doubtful terms or the eligibility of an Eligible Officer for any benefit hereunder. Except as otherwise expressly provided in this Plan, the Administrator shall have no power or authority to add to, subtract from or modify any of the terms of this Plan, or to change or modify any of the benefits provided by this Plan, or to waive or fail to apply any requirements for eligibility for a benefit under this Plan.

8. Claims for Benefits.
     (a) Initial Claim. In the event an Eligible Officer disputes or otherwise disagrees with the Company’s determination of the severance benefits payable to him or her and desires to make a claim (a “claimant”) with respect to any of the benefits provided hereunder, the claimant shall so notify, in writing, the Administrator by actual receipt or registered mail (addressed to the “Officer Severance Plan Administrator,” Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560) and shall submit evidence of events constituting a termination of employment with the Company. Any claim with respect to any of the benefits provided under this Plan shall be made in writing within 90 days of the later of his/her becoming aware of the event which the claimant asserts entitles him or her to severance benefits or the Company notifying him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event. Failure by the claimant to submit his/her claim within such 90-day period shall bar the claimant from disputing the Company’s notification to him or her of its determination of the severance benefits payable to him or her under this Plan as a result of the occurrence of that event.
     (b) Appeal. In the event that a claim which is made by a claimant is wholly or partially denied, the claimant will receive from the Administrator within 60 days of the claimant’s above-referenced notice a written explanation of the reason for denial and the claimant or his/her duly authorized representative may appeal the denial of the claim to the Administrator at any time within 60 days after the receipt by the claimant of written notice from the Administrator of the denial of the claim. In connection therewith, the claimant or his/her duly authorized representative may request a review of the denied claim, may review pertinent documents, and may submit issues and comments in writing. Upon receipt of a request for review of a denied claim, the Administrator shall make a decision with respect thereto and, not later than 60 days after receipt of a request for review, shall furnish the claimant with a decision on the review in writing, including the specific reasons for the decision written in a manner reasonably calculated to be understandable by the claimant or the claimant’s attorney or accountant, as well as specific reference to the pertinent provisions of this Plan upon which the decision is based. In reaching its decision, the Administrator shall have the discretionary authority in good faith to determine on behalf of the Company all questions arising under this Plan.
9. Miscellaneous Provisions.
     (a) Offset. (i) If an Eligible Officer shall become entitled to receive benefits or payments from the Company pursuant to the provisions of any statute, rule or regulation of the United States or any state, territory, commonwealth or political subdivision thereof as the result of a plant or facility shutdown or closing, or the change in the control or ownership of the Company (other than unemployment benefits), the amount of severance benefits payable hereunder shall be offset dollar for dollar and reduced by such benefits otherwise payable to the Eligible Officer under such statute, rule or regulation. (ii) To the maximum extent permitted by law, the amount of any severance benefit payable under this Plan may be offset by the Company against any and all amounts due the Company by the terminated Eligible Officer.

     (b) Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.
     (c) Benefits Not Transferable. Except as may be required by law, no benefit which shall be payable under this Plan to any Eligible Officer shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, in the event of the death of a terminated Eligible Officer prior to the end of the period over which such Eligible Officer is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Officer or to the person who acquired the rights to such benefits by bequest or inheritance. Except as may be provided by law, no benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any Eligible Officer, nor shall it be subject to attachment or legal process for, or against, the Eligible Officer and the same shall not be recognized under this Plan.
     (d) Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
     (e) No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on Tekelec which provides otherwise, employment with Tekelec is employment-at-will. This means termination of employment may be initiated by the Eligible Officer or by Tekelec at any time for any reason which is not unlawful, with or without cause.
     (f) Governing Law. This Plan shall be construed, administered and governed under and by the laws of the State of North Carolina and the laws of the United States to the extent they preempt state law or are otherwise applicable to this Plan.
     (g) Controlling Plan. This Plan constitutes the Company’s entire Officer Severance Plan for the Eligible Officer and supersedes all previous representations, understandings and plans with respect to officer severance for the Eligible Officer, and any such representations, understandings and plans with respect to officer severance are hereby canceled and terminated in all respects.
     (h) Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
     (i) Amendment and Termination. Subject to the limitations herein provided, this Plan and each provision hereof may be amended, modified, supplemented, terminated or waived at any time by the Board. Each such amendment, modification, supplement, termination or waiver shall be in writing, shall be promptly sent in writing to each Eligible Officer and shall be effective on the date on or after such Board action as is specified by the Board; provided, however, that (i) no such action shall have the effect of retroactively changing or depriving any terminated Eligible Officers of their rights to benefits payable with respect to events occurring prior to the effective date of such amendment, modification, supplement, termination or waiver unless the explicit written consent or waiver of such Eligible Officer thereto is obtained; (ii) no such action shall retroactively materially diminish the rights under this Plan of an officer who is an Eligible Officer at the date on which such amendment, modification, supplement, termination or waiver is approved by the Board unless (A) the explicit written consent thereto or waiver by such Eligible Officer is obtained or (B) the Board specifies that such action shall not become effective with respect to those officers who are Eligible Officers on the date such action is duly approved by the Board until at least 12 months have elapsed after such Eligible Officers have been notified in writing of the Board’s approval of such action; and (iii) no such action shall be taken within a period of two years following a Change in Control. Except as expressly provided herein, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.
10. 409A Compliance.
     (a) Bifurcation of Severance. In the event payment of the General Severance Allowance or the Change in Control Allowance is deferred with respect to an Eligible Officer on account of such Eligible Officer being a Specified Employee, then to the extent it will not cause adverse tax consequences under Code Section 409A, the amount of the General Severance Allowance or Change in Control Severance Allowance up to two times the lesser of (i) the sum of the Eligible Officer’s annualized compensation based upon his or her annual rate of pay for services provided to the Company for the prior taxable year; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Eligible Officer’s termination of employment occurs, may be paid without regard to the six month delay.
     (b) Savings Clause. This Plan is intended to comply with the provisions of Code Section 409A. If any compensation or benefits provided by this Plan may result in adverse consequences under Code Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Code Section 409A or in order to comply with the provision of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Eligible Officer.

Tekelec
By:
Franco Plastina
Chief Executive Officer

Date: May 21, 2007

ATTACHMENT I
EMPLOYMENT SEPARATION AGREEMENT
     THIS EMPLOYMENT SEPARATION AGREEMENT (the “Agreement”), which includes Exhibits A, B and C hereto which are incorporated herein by this reference, is entered into by and between TEKELEC, a California corporation (“Tekelec”), and ___ (“Former Employee”), and shall become effective when executed by both parties hereto (the “Effective Date”).
RECITALS
     A. Former Employee ceased to be an employee and officer of Tekelec on ___, 200___ (the “Termination Date”).
     B. Former Employee desires to receive severance benefits under Tekelec’s Officer Severance Plan dated ___ (the “Severance Plan”), which benefits are stated in the Severance Plan to be contingent upon, among other things, Former Employee’s entering into this Agreement and undertaking the obligations set forth herein.
     C. Tekelec and Former Employee desire to set forth their respective rights and obligations with respect to Former Employee’s separation from Tekelec and to finally and forever settle and resolve all matters concerning Former Employee’s past services to Tekelec.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Tekelec and Former Employee hereby agree as follows:
1. DEFINITIONS
     As used herein, the following terms shall have the meanings set forth below:
     1.1. “Includes;” “Including.” Except where followed directly by the word “only,” the terms “includes” or “including” shall mean “includes, but is not limited to,” and “including, but not limited to,” respectively.
     1.2. “Severance Covered Period.” The term “Severance Covered Period” shall mean a period of time commencing upon the effective date of this Agreement and ending on the last day of the Change in Control Severance Period or General Severance Period, as applicable.
     1.3. Other Capitalized Terms. Capitalized terms (other than those specifically defined herein) shall have the same meanings ascribed to them in the Severance Plan.

2. MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS
     Each party hereto represents, warrants and covenants (with respect to itself/himself only) to the other party hereto that, to its/his respective best knowledge and belief as of the date of each party’s respective signature below:
     2.1. Full Power and Authority. It/he has full power and authority to execute, enter into and perform its/his obligations under this Agreement; this Agreement, after execution by both parties hereto, will be a legal, valid and binding obligation of such party enforceable against it/him in accordance with its terms; it/he will not act or omit to act in any way which would materially interfere with or prohibit the performance of any of its/his obligations hereunder, and no approval or consent other than as has been obtained of any other party is necessary in connection with the execution and performance of this Agreement.
     2.2. Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated:
          (a) will not interfere or conflict with, result in a breach of, constitute a default under or violation of any of the terms, provisions, covenants or conditions of any contract, agreement or understanding, whether written or oral, to which it/he is a party (including, in the case of Tekelec, its bylaws and articles of incorporation each as amended to date) or to which it/he is bound;
          (b) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental agency or court having jurisdiction over such party; and
          (c) has not heretofore been assigned, transferred or granted to another party, or purported to assign, transfer or grant to another party, any rights, obligations, claims, entitlements, matters, demands or causes of actions relating to the matters covered herein.
3. CONFIDENTIALITY OBLIGATIONS DO NOT TERMINATE
     Former Employee acknowledges that any confidentiality, proprietary rights or nondisclosure agreement(s) in favor of Tekelec which he may have entered into in connection with his employment (collectively, the “Nondisclosure Agreement”) with Tekelec is understood to be intended to survive, and does survive, any termination of such employment, and accordingly nothing in this Agreement shall be construed as terminating, limiting or otherwise affecting any such Nondisclosure Agreement or Former Employee’s obligations thereunder. Without limiting the generality of the foregoing, no time period set forth in this Agreement shall be construed as shortening or limiting the term of any such Nondisclosure Agreement, which term shall continue as set forth therein.

4. BENEFITS
     4.1. Health Care Coverage Continuation.
     4.2. Tekelec (at its expense) will continue, for the duration of the Former Employee’s Severance Period, health care coverage for the Former Employee and his/her family members who are “qualified beneficiaries” (as such term is defined in the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under Tekelec’s group health plan(s) generally available during such period to employees participating in such plans(s) and at levels and contribution rates and with coverage no greater than those provided to such Former Employee as of the Termination Date. In the event the Former Employee and his or her family members become eligible for group health care coverage elsewhere on terms generally no less favorable to the Former Employee during the Severance Period, the Former Employee shall provide notice to Tekelec, and Tekelec reserves the right to discontinue paying for such coverage under Tekelec’s group health plans. Upon exhaustion of the later of the Former Employee’s Severance Period or the COBRA continuation period, or after Tekelec ceases paying for coverage (if applicable), such Former Employee may elect coverage under a conversion health plan available under Tekelec’s group health plan(s) from the Company’s health insurance carrier if and to the extent he/she is entitled to do so as a matter of right under federal or state law. Any expense associated with the continuation of any health care coverage beyond the Former Employee’s Severance Period will be the sole responsibility of the Former Employee.
     4.3. Other Benefit Plans. Except as otherwise expressly provided in this Section 4 or as required by applicable law, Former Employee shall have no right to continue his participation in any Tekelec benefit plan following such employee’s termination.
5. STOCK OPTIONS
     Exhibit A hereto sets forth any and all outstanding stock options, warrants and equity incentives and other rights to purchase capital stock or other securities of Tekelec which have been previously issued to Former Employee and which are outstanding as of the date hereof. Nothing in this Agreement shall alter or affect any of such outstanding stock options, warrants, equity incentives or rights or Former Employee’s rights or responsibilities with respect thereto, including but not limited to Former Employee’s rights to exercise any of his options, warrants, equity incentives or rights following the Termination Date.
6. PAYMENTS TO FORMER EMPLOYEE
     6.1. Employee Compensation. Tekelec has paid, and Former Employee acknowledges and agrees that Tekelec has paid, to him any and all salary and accrued but unpaid vacation and sick pay owed by Tekelec to Former Employee up to and including the Termination Date other than any compensation owed to him under the Severance Plan.
     6.2. General / Change in Control Severance Allowance. In consideration for the release by Former Employee set forth herein (including the release of any and all claims Former Employee has or may have under the Age Discrimination in Employment Act (“ADEA”) and Older Workers

Benefit Protection Act (“OWBPA”)) and Former Employee’s performance of his obligations under this Agreement (including but not limited to Former Employee’s obligations under Section 7 hereof), Former Employee is entitled to receive, and Tekelec shall pay to Former Employee, a General Severance Allowance, or if applicable, a Change in Control Severance Allowance, in the aggregate gross amount of $___ payable in [___ equal monthly installments of $___ each] [a lump sum], less all applicable withholding taxes, on the date that is ten days after the Effective Date, in accordance with the terms and conditions of the Severance Plan; however, if Former Employee is a Specified Employee, any payment which would otherwise occur within the first six months following the Former Employee’s termination of employment shall be paid in a lump sum, with interest accruing at a reasonable rate of interest from the date of the Former Employee’s termination of employment, on the first day of the seventh month immediately following the termination of employment to the extent necessary for the Former Employee to avoid any adverse tax consequences under Code Section 409A.
7. NON-COMPETITION AND NON-SOLICITATION
     7.1. Subject and in addition to Former Employee’s existing fiduciary duties as a former officer and employee of Tekelec to the extent such continues under applicable law after Former Employee’s Termination Date, provided that Tekelec has not breached any of the terms of this Agreement or any other currently existing written agreements between Tekelec and Former Employee, Former Employee agrees until the earlier of (i) the completion of the Severance Covered Period or (ii) such date as Tekelec may terminate this Agreement for default hereunder:
          (a) Not to engage, either directly or indirectly, in any Competing Business Activity (as defined below) or be associated with a Competing Business Entity (as defined below) as an officer, director, employee, principal, consultant, lender, creditor, investor, agent or otherwise for any corporation, partnership, company, agency, person, association or any other entity; provided, however, that nothing contained herein shall prevent Former Employee from owning not more than 5% of the common equity and not more than 5% of the voting power of, or lending not more than $25,000 to, any Competing Business Entity or any business engaged in a Competing Business Activity; provided, further, that for purposes of this agreement, any equity ownership, voting control or lending activity of Former Employee shall be deemed to include that of (i) any family member or (ii) person or entity controlled by Former Employee;
          (b) Not to call upon or cause to be called upon, or solicit or assist in the solicitation of, in connection with any Competing Business Entity or Competing Business Activity, any entity, agency, person, firm, association, partnership or corporation that is a customer or account of Tekelec, currently and/or during the Severance Covered Period, for the purpose of selling, renting, leasing, licensing or supplying any product or service that is the same as, similar to or competitive with the products or services then being sold or developed by Tekelec;
          (c) Not to enter into an employment or agency relationship with a Competing Business Entity or involving a Competing Business Activity with any person who, at the time of such entry, is an officer, director, employee, principal or agent of or with respect to Tekelec; and

          (d) Not to induce or attempt to induce any person described in Section 7.1(c) to leave his employment, agency, directorship or office with Tekelec.
     7.2. For purposes of this Section 7, a “Competing Business Activity” shall mean any business activity of a person or entity (other than Tekelec) involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling within the Territory (as defined below) of products and services which are the same as, similar to or competitive with products or services of Tekelec then in existence or under development. For purposes hereof, the Territory shall include the United States of America, Canada, Central America, South America, Europe, Japan, Australia, Singapore and such other countries in which Tekelec then distributes, markets, licenses, rents, leases or sells its products or services. An entity as a whole shall be deemed to be a Competing Business Entity if it has one or more business activities involving the development, design, manufacture, distribution, marketing, licensing, renting, leasing or selling directly or indirectly within the Territory of products or services which are the same as, similar to or competitive with products or services of Tekelec then being sold or under development and if and only if the revenues derived directly or indirectly from engaging in such business activities by such entity represent either more than 3% of the entity’s revenues or at least $5 million in aggregate sales, or both, for the then-preceding 12-month period.
     7.3. The parties acknowledge that the provisions and obligations set forth in this Section 7 are an integral part of this Agreement and that in the event Former Employee breaches any of the provisions or obligations of this Section 7 or any other term, provision or obligation of this Agreement, then Tekelec, in addition to any other rights or remedy it may have at law, in equity, by statute or otherwise, shall be excused from its payment obligations to Former Employee under the Severance Plan and this Agreement.
8. CONFIDENTIAL INFORMATION AND TRADE SECRETS
     8.1. Former Employee hereby recognizes, acknowledges and agrees that Tekelec is the owner of proprietary rights in certain confidential sales and marketing information, programs, tactics, systems, methods, processes, compilations of technical and non-technical information, records and other business, financial, sales, marketing and other information and things of value. To the extent that any or all of the foregoing constitute valuable trade secrets and/or confidential and/or privileged information of Tekelec, Former Employee hereby further agrees as follows:
          (a) That, except with prior written authorization from Tekelec’s CEO, for purposes related to Tekelec’s best interests, he will not directly or indirectly duplicate, remove, transfer, disclose or utilize, nor knowingly allow any other person to duplicate, remove, transfer, disclose or utilize, any property, assets, trade secrets or other things of value, including, but not limited to, records, techniques, procedures, systems, methods, market research, new product plans and ideas, distribution arrangements, advertising and promotional materials, forms, patterns, lists of past, present or prospective customers, and data prepared for, stored in, processed by or obtained from, an automated information system belonging to or in the possession of Tekelec which are not intended for and have not been the subject of public disclosure. Former Employee agrees to safeguard all Tekelec trade secrets in his possession or known to him at all times so that they are not exposed to, or taken by, unauthorized persons and to exercise his reasonable efforts to assure their safekeeping. This subsection shall not apply to information that as of the date hereof is, or as of the date of such duplication, removal, transfer, disclosure or utilization (or the knowing allowing thereof) by Former Employee has (i) become generally known to the public or competitors of Tekelec (other than as a result of a breach of this Agreement); (ii) been lawfully obtained by Former Employee from any third party who has lawfully obtained such information without breaching any obligation of confidentiality; or (iii) been published or generally disclosed to the public by Tekelec. Former Employee shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.
          (b) That all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by Former Employee with respect to any aspects of Tekelec’s current or anticipated business while an employee of Tekelec are and remain the sole and exclusive property of Tekelec, and Former Employee has disclosed all such things of value to Tekelec and will cooperate with Tekelec to insure that the ownership by Tekelec of such property is protected. All of such property of Tekelec in Former Employee’s possession or control, including, but not limited to, all personal notes, documents and reproductions thereof, relating to the business and the trade secrets or confidential or privileged information of Tekelec has already been, or shall be immediately, delivered to Tekelec.
     8.2. Former Employee further acknowledges that as the result of his prior service as an officer and employee of Tekelec, he has had access to, and is in possession of, information and documents protected by the attorney-client privilege and by the attorney work product doctrine. Former Employee understands that the privilege to hold such information and documents confidential is Tekelec’s, not his personally, and that he will not disclose the information or documents to any person or entity without the express prior written consent of the CEO or Board of Tekelec unless he is required to do so by law.
     8.3. Former Employee’s obligations set forth in this Section 8 shall be in addition to, and not instead of, Former Employee’s obligations under any written Nondisclosure Agreement.
9. ENFORCEMENT OF SECTIONS 7 AND 8
     Former Employee hereby acknowledges and agrees that the services rendered by him to Tekelec in the course of his prior employment were of a special and unique character, and that breach by him of any provision of the covenants set forth in Sections 7 and 8 of this Agreement will cause Tekelec irreparable injury and damages. Former Employee expressly agrees that Tekelec shall be entitled, in addition to all other remedies available to it whether at law or in equity, to injunctive or other equitable relief to secure their enforcement.
     The parties hereto expressly agree that the covenants contained in Sections 7 and 8 hereof are reasonable in scope, duration and otherwise; however, if any of the restraints provided in said covenants are adjudicated to be excessively broad as to geographic area or time or otherwise, said restraint shall be reduced to whatever extent is reasonable and the restraint shall be fully enforced in such modified form. Any provisions of said covenants not so reduced shall remain in full force and effect.

10. PROHIBITION AGAINST DISPARAGEMENT
     10.1. Former Employee agrees that for a period of two years following the Effective Date any communication, whether oral or written, occurring on or off the premises of Tekelec, made by him or on his behalf to any person or entity (including, without limitation, any Tekelec employee, customer, vendor, supplier, any competitor, any media entity and any person associated with any media) which in any way relates to Tekelec (or any of its subsidiaries) or to Tekelec’s or any of its subsidiaries’ directors, officers, management or employees: (a) will be truthful; and (b) will not, directly or indirectly, criticize, disparage, or in any manner undermine the reputation or business practices of Tekelec or its directors, officers, management or employees.
     10.2. The only exceptions to Section 10.1 shall be: (a) truthful statements privately made to (i) the CEO of Tekelec, (ii) any member of Tekelec’s Board, (iii) Tekelec’s auditors, (iv) inside or outside counsel of Tekelec, (v) Former Employee’s counsel or (vi) Former Employee’s spouse; (b) truthful statements lawfully compelled and made under oath in connection with a court or government administrative proceeding; and (c) truthful statements made to specified persons upon and in compliance with prior written authorization from Tekelec’s CEO or Board to Former Employee directing him to respond to inquiries from such specified persons.
11. COOPERATION
     Former Employee agrees that for a period of five years commencing with the Effective Date he will cooperate fully and reasonably with Tekelec in connection with any future or currently pending matter, proceeding, litigation or threatened litigation: (1) directly or indirectly involving Tekelec (which, for purposes of this section, shall include Tekelec and each of its current and future subsidiaries, successors or permitted assigns); or (2) directly or indirectly involving any director, officer or employee of Tekelec (with regard to matters relating to such person(s) acting in such capacities with regard to Tekelec business). Such cooperation shall include making himself available upon reasonable notice at reasonable times and places for consultation and to testify truthfully (at Tekelec’s expense for reasonable, pre-approved out-of-pocket travel costs plus a daily fee equal to one-twentieth of his monthly severance compensation under Section 6.2 hereof for each full or partial day during which Former Employee makes himself so available) in any action as reasonably requested by the CEO or the Board of Directors. Former Employee further agrees to immediately notify Tekelec’s CEO in writing in the event that he receives any legal process or other communication purporting to require or request him to produce testimony, documents, information or things in any manner related to Tekelec, its directors, officers or employees, and that he will not produce testimony, documents, information or other things with regard to any pending or threatened lawsuit or proceeding regarding Tekelec without giving Tekelec prior written notice of the same and reasonable time to protect its interests with respect thereto. Former Employee further promises that when so directed by the CEO or the Board of Directors, he will make himself available to attend any such legal proceeding and will truthfully respond to any questions in any manner concerning or relating to Tekelec and will produce all documents and things in his possession or under his control which in any manner concern or relate to Tekelec. Former Employee covenants and agrees that he will immediately notify Tekelec’s CEO in writing in the event that he breaches any of the provisions of Sections 7, 8, 10 or 11 hereof.

12. SOLE ENTITLEMENT
     Former Employee acknowledges and agrees that his sole entitlement to compensation, payments of any kind, monetary and nonmonetary benefits and perquisites with respect to his prior Tekelec relationship (as an officer and employee) is as set forth in the Severance Plan, this Agreement, the Company’s bonus plan for officers as in effect from time to time, stock option and warrant agreements, COBRA, and such other written agreements and securities between Tekelec and Former Employee as may exist or as may be set forth on Exhibit B hereto.
13. RELEASE OF CLAIMS
     13.1. General. Former Employee does hereby and forever release and discharge Tekelec and the predecessor corporation of Tekelec as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity which are existing on or arising prior to the date of this Agreement and which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to the previous employment of Former Employee by Tekelec, the separation of that employment, and any dealings between the parties concerning Former Employee’s employment existing prior to the date of execution of this Agreement, excepting only those obligations expressly recited herein or to be performed hereunder. Nothing contained in this Section 12 shall affect any rights, claims or causes of action which Former Employee may have (1) with respect to his outstanding stock options, warrants or other stock subscription rights to purchase Tekelec Common Stock or other securities under the terms and conditions thereof; (2) as a shareholder of Tekelec; (3) to indemnification by Tekelec, to the extent required under the provisions of Tekelec’s Articles of Incorporation, Tekelec’s Bylaws, the California General Corporation Law, insurance or contracts, with respect to matters relating to Former Employee’s prior service as a director, an officer, employee and agent of Tekelec; (4) with respect to his eligibility for severance payments under the Severance Plan or any other written agreement listed on Exhibit B hereto; and (5) to make claims against or seek indemnification or contribution from anyone not released by the first sentence of this Section 12 with respect to any matter or anyone released by the first sentence of this Section 12 with respect to any matter not released thereby; or (6) with respect to Tekelec’s performance of this Agreement. Further, Former Employee waives specifically any and all rights or claims Former Employee has or may have under the ADEA and/or the OWBPA, and acknowledges that such waiver is given voluntarily in exchange for certain consideration included in the severance benefits being paid pursuant to this Agreement.
     13.2. Waiver of Unknown Claims. Former Employee acknowledges that he is aware that he may hereafter discover claims or facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released, and he agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Former Employee acknowledges that he has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he has or may have under said Section (or any similar state statute), which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     13.3. Covenant Not to Sue on Matters Released. Former Employee covenants that he will not make, assert or maintain against any person or entity that Former Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released, including but not limited to any claim or right under the ADEA, the OWBPA, or any other federal or state statute or regulation. Former Employee represents and warrants that he has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Former Employee represents and warrants that he knows of no other person or entity which claims an interest in the matters or claims herein released. Former Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Former Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.
14. ASSIGNMENT
     Former Employee represents and warrants that he has not heretofore assigned, transferred or granted or purported to assign, transfer or grant any claims, entitlement, matters, demands or causes of action herein released, disclaimed, discharged or terminated, and agrees to indemnify and hold harmless Tekelec from and against any and all costs, expense, loss or liability incurred by Tekelec as a consequence of any such assignment, transfer or grant.
15. FORMER EMPLOYEE REPRESENTATIONS
     Notwithstanding that this Agreement is being entered into subsequent to the Termination Date, except as listed by Former Employee on Exhibit C, from the period beginning on the Termination Date to the Effective Date, Former Employee represents and warrants that he has not acted or omitted to act in any respect which directly or indirectly would have constituted a violation of Sections 7, 8, 10 or 11 herein had this Agreement then been in effect.
16. MISCELLANEOUS
     16.1. Notices. All notices and demands referred to or required herein or pursuant hereto shall be in writing, shall specifically reference this Agreement and shall be deemed to be duly sent and given upon actual delivery to and receipt by the relevant party (which notice, in the case of Tekelec, must be from an officer of Tekelec) or five days after deposit in the U.S. mail by certified or registered mail, return receipt requested, with postage prepaid, addressed as follows (if, however, a party has given the other party due notice of another address for the sending of notices, then future notices shall be sent to such new address):

(a)	If to Tekelec:	Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
Attn: Chief Executive Officer

	With a copy to:	General Counsel Tekelec
5200 Paramount Parkway
Morrisville, North Carolina 27560
-and-
Katherine Ashton
Bryan Cave LLP
120 Broadway, Suite 300
Santa Monica, California 90401-2386

(b)	If to Former Employee:
     16.2. Legal Advice and Construction of Agreement. Both Tekelec and Former Employee have received (or have voluntarily and knowingly elected not to receive) independent legal advice with respect to the advisability of entering into this Agreement and with respect to all matters covered by this Agreement and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement.
     16.3. Parties’ Understanding. Tekelec and Former Employee state that each has carefully read this Agreement, that it has been fully explained to it/him by its/his attorney (or that it/he has voluntarily and knowingly elected not to receive such explanation), that it/he fully understands its final and binding effect, that the only promises made to it/him to sign the Agreement are those stated herein, and that it/he is signing this Agreement voluntarily.
     16.4. Recitals and Section Headings. Each term of this Agreement is contractual and not merely a recital. All recitals are incorporated by reference into this Agreement. Captions and section headings are used herein for convenience only, are not part of this Agreement and shall not be used in interpreting or construing it.
     16.5. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Notwithstanding the foregoing, the parties understand and agree that any Nondisclosure Agreement and all other written agreements between Former Employee and

Tekelec are separate from this Agreement and, subject to the terms and conditions of each such agreement, shall survive the execution of this Agreement, and nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in such agreements.
     16.6. Severability. In the event any provision of this Agreement or the application thereof to any circumstance shall be determined by arbitration pursuant to Section 16.10 of this Agreement or held by a court of competent jurisdiction to be invalid, illegal or unenforceable, or to be excessively broad as to time, duration, geographical scope, activity, subject or otherwise, it shall be construed to be limited or reduced so as to be enforceable to the maximum extent allowed by applicable law as it shall then be in force, and if such construction shall not be feasible, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this Agreement shall remain in full force and effect.
     16.7. Amendment and Waiver. This Agreement and each provision hereof may be amended, modified, supplemented or waived only by a written document specifically identifying this Agreement and signed by each party hereto. Except as expressly provided in this Agreement, no course of dealing between the parties hereto and no delay in exercising any right, power or remedy conferred hereby or now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such rights, power or remedy.
     16.8. Cumulative Remedies. None of the rights, powers or remedies conferred herein shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred herein or now or hereafter available at law, in equity, by statute or otherwise.
     16.9. Specific Performance. Each party hereto may obtain specific performance to enforce its/his rights hereunder and each party acknowledges that failure to fulfill its/his obligations to the other party hereto would result in irreparable harm.
     16.10. Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order to preserve the status quo or prevent irreparable harm, any dispute or controversy between Tekelec and Former Employee under this Agreement involving its interpretation or the obligations of a party hereto shall be determined by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, in the County of Wake, State of North Carolina.
     Arbitration may be conducted by one impartial arbitrator by mutual agreement. In the event that the parties are unable to agree on a single arbitrator within 30 days of first demand for arbitration, the arbitration shall proceed before a panel of three arbitrators, one of whom shall be selected by Tekelec and one of whom shall be selected by Former Employee, and the third of whom shall be selected by the two arbitrators selected. All arbitrators are to be selected from a panel provided by the American Arbitration Association. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a party. The arbitrators shall have no power or authority to add to or, except as otherwise provided by Section 16.6 hereof, to detract from the agreements of the parties, and the prevailing party shall recover costs and attorneys’ fees incurred in arbitration. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The arbitrators shall have no authority to award punitive or consequential damages. The resulting arbitration award may be enforced, or injunctive relief may be sought, in any court of competent jurisdiction. Any action arising out of or relating to this Agreement may be filed only in the Superior Court of the County of Wake, North Carolina or the United States District Court for the Eastern District of North Carolina.
     16.11. North Carolina Law and Location. This Agreement was negotiated, executed and delivered within the State of North Carolina, and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the internal (and not the conflict of laws) laws of the State of North Carolina applicable to the construction and enforcement of contracts between parties resident in North Carolina which are entered into and fully performed in North Carolina. Any action or proceeding arising out of, relating to or concerning this Agreement that is not subject to the arbitration provisions set forth in Section 16.10 above shall be filed in the state courts of the County of Wake, State of North Carolina or in a United States District Court for the Eastern District of North Carolina and in no other location. The parties hereby waive the right to object to such location on the basis of venue.
     16.12. Attorneys’ Fees. In the event a lawsuit is instituted by either party concerning a dispute under this Agreement, the prevailing party in such lawsuit shall be entitled to recover from the losing party all reasonable attorneys’ fees, costs of suit and expenses (including the reasonable fees, costs and expenses of appeals), in addition to whatever damages or other relief the injured party is otherwise entitled to under law or equity in connection with such dispute.
     16.13. Force Majeure. Neither Tekelec nor Former Employee shall be deemed in default if its/his performance of obligations hereunder is delayed or become impossible or impracticable by reason of any act of God, war, fire, earthquake, strike, civil commotion, epidemic, or any other cause beyond such party’s reasonable control.
     16.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16.15. Successors and Assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder (including, without limitation, rights and duties of performance) to any third party or entity, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the non-assigning party, which consent may be given or withheld by such non-assigning party in the sole exercise of its discretion, except that Tekelec may assign this Agreement to a corporation acquiring: (1) 50% or more of Tekelec’s capital stock in a merger or acquisition; or (2) all or substantially all of the assets of Tekelec in a single transaction; and except that Former Employee may transfer or assign his rights under this Agreement voluntarily, involuntarily or by operation of law upon or as a result of his death to his heirs, estate and/or personal representative(s). Any prohibited assignment shall be null and void, and any attempted assignment of this Agreement in violation of this section shall constitute a material breach of this Agreement and cause for its termination by and at the election of the other party hereto by notice.

This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each person or entity released pursuant to Section 12 hereof and, except as otherwise provided herein, their respective legal successors and permitted assigns.
     16.16. Payment Procedure. Except as otherwise explicitly provided herein or in the Severance Plan, all payments by Tekelec to Former Employee or by Former Employee to Tekelec due hereunder may be by, at the paying party’s election, cash, wire transfer or check. Except as explicitly provided herein or in the Severance Plan, neither party may reduce any payment or obligation due hereunder by any amount owed or believed owed to the other party under any other agreement, whether oral or written, now in effect or hereafter entered into.
     16.17. Survival. The definitions, representations and warranties herein as well as obligations set forth in Sections 7, 8 and 10-16 shall survive any termination of this Agreement for any reason whatsoever.
     16.18. No Admission. Neither the entry into this Agreement nor the giving of consideration hereunder shall constitute an admission of any wrongdoing by Tekelec or Former Employee.
     16.19. Limitation of Damages. Except as expressly set forth herein, in any action or proceeding arising out of, relating to or concerning this Agreement, including any claim of breach of contract, liability shall be limited to compensatory damages proximately caused by the breach and neither party shall, under any circumstances, be liable to the other party for consequential, incidental, indirect or special damages, including but not limited to lost profits or income, even if such party has been apprised of the likelihood of such damages occurring.
     16.20. Pronouns. As used herein, the words “he”, “him”, “his” and “himself” shall be deemed to refer to the feminine as the identity of the person referred to and the context may require.
     16.21. Effectiveness. This Agreement shall become effective upon execution by the later of the parties hereto to execute this Agreement.
17. 21 DAY REVIEW PERIOD; RIGHT TO REVOKE
     Former Employee acknowledges that he was advised in writing to consult with an attorney prior to executing this Agreement and represents and warrants to Tekelec that he has done so, and further acknowledges that he has been given a period of 21 days within which to consider the terms and provisions of this Agreement with his attorney. If Former Employee has executed and delivered to Tekelec this Agreement prior to the expiration of such 21-day period, then in doing so, Former Employee acknowledges that he has unconditionally and irrevocably waived his right to that unexpired portion of such 21-day period. In addition, Former Employee shall have the right to revoke this Agreement for a period of seven days following the date on which this Agreement is signed by sending written notification of such revocation directly to each of Tekelec, General Counsel of Tekelec and Katherine Ashton at the addresses specified in Section 16.1, supra, via hand delivery.

TEKELEC		[Insert Former Employee’s Name]

By:		Signature:

Print Name:

Print Title:

Date:	, 20___	Date:	, 20____

EXHIBIT A
OUTSTANDING STOCK PURCHASE RIGHTS

Maximum
Number of
Shares
Type of Security		Currently
[e.g., stock option, SAR, RSU		Purchasable or	Purchase Price	Termination
warrant, etc.]	Date Issued	Issuable	Per Share	Date

EXHIBIT B
LIST OF OTHER AGREEMENTS (Pursuant to §§12 and 13)

EXHIBIT C
EXCEPTIONS (Pursuant to §15)